Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: February 18, 2016
Boise Cascade Company Reports 2015 Net Income of $52.2 Million on Sales of $3.6 Billion

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter and Year End 2015 Highlights

	4Q 2015	4Q 2014	% change	2015	2014	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$876,535	$862,046	2%	$3,633,415	$3,573,732	2%
EBITDA [1]	22,079	42,038	(47)%	158,469	196,556	(19)%
Net income	2,328	15,741	(85)%	52,182	80,009	(35)%
Net income per common share - diluted	$0.06	$0.40	(85)%	$1.33	$2.03	(34)%
Segment Results
Wood Products sales	$292,307	$317,019	(8)%	$1,282,113	$1,317,001	(3)%
Wood Products EBITDA [1]	8,828	34,205	(74)%	107,493	149,831	(28)%
BMD sales	707,337	669,367	6%	2,891,302	2,786,663	4%
BMD EBITDA [1]	18,348	13,012	41%	72,688	66,481	9%
Corporate EBITDA [1]	(5,097)	(5,179)	2%	(21,712)	(19,756)	(10)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

Total U.S. housing starts improved 11% in 2015, with single-family starts up 10% from 2014. The February 2016 Blue Chip consensus forecast for 2016 reflects 1.25 million total U.S. housing starts, a 13% expected increase from 2015 levels. Total housing activity levels remain below the historical average for the last 30 years of approximately 1.4 million starts per year.

"Our Wood Products' operating results were negatively impacted by the continued erosion in plywood and pine lumber pricing during 2015. Plywood markets were very challenging in the fourth quarter of 2015 and, disappointingly, pricing has eroded further as we begin 2016. With the strength of the U.S. dollar attracting imports and the planned ramp up of a new plywood mill this spring in Mississippi by a private equity firm, the oversupply situation is likely to continue until demand improves seasonally or domestic production declines," commented Tom Corrick, CEO. "We expect the housing recovery to continue in 2016, with U.S. starts for the year projected to be between 1.20 and 1.25 million. Increased housing construction should provide a favorable backdrop for engineered wood products in our manufacturing business, as well as revenue and earnings growth in our distribution business."

During 2015, the Company took several steps toward increasing its mid-cycle earnings capacity. It commenced the modernization of its Florien, Louisiana, plywood facility, and the new dryer at Florien is expected to start-up in second quarter 2016. The Company also replaced a dryer at its Chester, South Carolina plywood facility. The Florien and Chester projects are expected to reduce manufacturing costs and increase internal veneer production.

Wood Products

Sales, including sales to our Building Materials Distribution (BMD) segment, decreased $24.7 million, or 8%, to $292.3 million for the three months ended December 31, 2015, from $317.0 million for the three months ended December 31, 2014. The decrease in sales was driven primarily by decreases in plywood and lumber sales prices of 19% and 16%, respectively, and decreases in plywood and lumber sales volumes of 3% and 9%, respectively. The declines in plywood and lumber volumes resulted from production curtailments in the fourth quarter of 2015 in response to market conditions. The decreases in plywood and lumber sales were offset partially by increases in sales volumes of I-joists and LVL (collectively EWP) of 17% and 10%, respectively. Wood Products EBITDA decreased $25.4 million to $8.8 million for the three months ended December 31, 2015, from $34.2 million for the three months ended December 31, 2014. The decrease in EBITDA was due primarily to lower plywood and lumber sales prices, offset partially by higher EWP sales volumes.

For the year ended December 31, 2015, sales, including sales to BMD, decreased $34.9 million, or 3%, to $1,282.1 million from $1,317.0 million for the year ended December 31, 2014. Plywood and lumber sales prices decreased 7% and 14%, respectively, and plywood and lumber sales volumes decreased 1% and 3%, respectively. These decreases were offset partially by sales volume increases of 6% in LVL and 4% in I-joists, as well as sales price increases of 3% in I-joists and 1% in LVL. Wood Products EBITDA decreased $42.3 million to $107.5 million for the year ended December 31, 2015, from $149.8 million for the year ended December 31, 2014. The decrease in EBITDA was due primarily to lower plywood and lumber sales prices, offset partially by improved EWP pricing and sales volumes.

Comparative average net selling prices and sales volume changes for plywood, EWP, and lumber are as follows:

	4Q 2015 vs. 4Q 2014	2015 vs. 2014

Average Net Selling Prices
Plywood	(19)%	(7)%
LVL	—%	1%
I-joists	2%	3%
Lumber	(16)%	(14)%
Sales Volumes
Plywood	(3)%	(1)%
LVL	10%	6%
I-joists	17%	4%
Lumber	(9)%	(3)%

Building Materials Distribution

Sales increased $38.0 million, or 6%, to $707.3 million for the three months ended December 31, 2015, from $669.4 million for the three months ended December 31, 2014. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume increases of 11%, offset partially by a decrease in sales prices of 5%. By product line, sales of EWP increased 12%, general line product sales increased 10%, and commodity sales increased 1%. BMD's EBITDA increased $5.3 million from the comparative prior year quarter, driven primarily by a higher gross margin of $11.4 million, including an improvement in gross margin percentage of 100 basis points. This increase was offset partially by higher selling and distribution expenses of $5.5 million.

For the year ended December 31, 2015, sales increased $104.6 million, or 4%, to $2,891.3 million from $2,786.7 million for the year ended December 31, 2014. The increase in sales was driven primarily by sales volume increases of 7%, offset partially by a decrease in sales prices of 3%. By product line, general line product sales increased 11%, sales of EWP increased 8%, and commodity sales decreased 2%. BMD EBITDA increased $6.2 million to $72.7 million for the year ended December 31, 2015, from $66.5 million for the year ended December 31, 2014. The increase in EBITDA was driven primarily by a higher gross margin of $18.4 million, including an improvement in gross margin percentage of 20 basis points. This improvement was offset partially by increased selling and distribution expenses of $9.9 million and lower other income due to a $1.6 million gain from the sale of two surplus properties during the year ended December 31, 2014.

Corporate and Other

Segment EBITDA was negative $21.7 million for the year ended December 31, 2015, compared with negative $19.8 million for the year ended December 31, 2014. The increase primarily relates to increased pension expense of $2.8 million resulting from a change in classification of pension expense between segments. In addition, information technology and lease costs each increased by $0.5 million, offset partially by lower incentive compensation of $1.9 million.

Balance Sheet

Boise Cascade ended 2015 with $184.5 million of cash and cash equivalents and $258.6 million of undrawn committed bank line availability, for total available liquidity of $443.1 million. The Company reported $344.6 million of outstanding debt at December 31, 2015. At year-end 2015, we adopted a new accounting standard which requires us to present debt issuance costs as a direct deduction from the related debt liability rather than as an asset. Accordingly, the reported $344.6 million of outstanding debt at December 31, 2015 is presented net of $6.6 million of unamortized debt issuance costs.

Recent Developments

In December 2015, the Company reached agreement to purchase Georgia-Pacific's two engineered lumber facilities located in Thorsby, Alabama and Roxboro, North Carolina for $215 million. The acquisition transaction is expected to be completed in the first half of 2016, following regulatory approval. The Company plans to fund the acquisition and related transaction costs with approximately $90 million of cash on hand and $130 million in new debt.

Outlook

Boise Cascade remains committed to generating shareholder value through organic earnings growth, acquisitions, as well as opportunistic share repurchases. The Company expects its capital expenditures during 2016 to be $85-$95 million, as it completes the dryer project at its Florien, Louisiana plywood facility, and initiates the restart of laminated veneer lumber production in Roxboro, North Carolina, following completion of the pending acquisition. Boise Cascade has approximately 1.3 million shares remaining on the 2 million share repurchase program authorized by its board of directors in February 2015.

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2016. However, the level of construction activity is expected to remain below 30-year average historical levels. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand further improves.

In first quarter 2016, we expect to report lower EBITDA in our Wood Products business compared to first quarter 2015 primarily as a result of lower plywood and lumber prices. Our first quarter 2016 EBITDA results in BMD are expected to improve from the EBITDA results reported in first quarter 2015, but will likely be lower than the results reported in fourth quarter 2015.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, February 18, at 11 a.m. Eastern, at which time we will review the Company's fourth quarter and year-end results.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 40240526, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Thursday, February 18, at 2 p.m. Eastern through Thursday, February 25, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 40240526.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, our pending acquisition of two engineered lumber facilities, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014

Sales	$876,535	$862,046	$991,580	$3,633,415	$3,573,732

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	769,764	741,641	854,134	3,153,520	3,065,671
Depreciation and amortization	14,461	13,434	14,249	55,578	51,439
Selling and distribution expenses	70,506	65,348	72,668	273,308	264,173
General and administrative expenses	14,054	12,726	11,345	49,425	48,489
Other (income) expense, net	48	—	(1,256)	(1,605)	(1,589)
	868,833	833,149	951,140	3,530,226	3,428,183

Income from operations	7,702	28,897	40,440	103,189	145,549

Foreign currency exchange loss	(84)	(293)	(148)	(298)	(432)
Interest expense	(5,731)	(5,504)	(5,729)	(22,532)	(22,049)
Interest income	102	57	73	323	237
	(5,713)	(5,740)	(5,804)	(22,507)	(22,244)

Income before income taxes	1,989	23,157	34,636	80,682	123,305
Income tax (provision) benefit	339	(7,416)	(12,629)	(28,500)	(43,296)
Net income	$2,328	$15,741	$22,007	$52,182	$80,009

Weighted average common shares outstanding:
Basic	38,845	39,428	39,127	39,239	39,412
Diluted	38,994	39,604	39,240	39,355	39,492

Net income per common share:
Basic	$0.06	$0.40	$0.56	$1.33	$2.03
Diluted	$0.06	$0.40	$0.56	$1.33	$2.03

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014

Segment sales	$292,307	$317,019	$340,621	$1,282,113	$1,317,001

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	272,447	272,697	299,744	1,136,887	1,127,122
Depreciation and amortization	11,091	10,722	11,049	43,272	41,457
Selling and distribution expenses	6,757	7,144	6,465	26,927	28,650
General and administrative expenses	4,183	2,859	2,456	11,665	10,886
Other (income) expense, net	92	114	(969)	(859)	512
	294,570	293,536	318,745	1,217,892	1,208,627

Segment income (loss)	$(2,263)	$23,483	$21,876	$64,221	$108,374

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	93.2%	86.0%	88.0%	88.7%	85.6%
Depreciation and amortization	3.8%	3.4%	3.2%	3.4%	3.1%
Selling and distribution expenses	2.3%	2.3%	1.9%	2.1%	2.2%
General and administrative expenses	1.4%	0.9%	0.7%	0.9%	0.8%
Other (income) expense, net	—%	—%	(0.3)%	(0.1)%	—%
	100.8%	92.6%	93.6%	95.0%	91.8%

Segment income (loss)	(0.8)%	7.4%	6.4%	5.0%	8.2%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014

Segment sales	$707,337	$669,367	$798,982	$2,891,302	$2,786,663

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	620,762	594,143	702,759	2,556,385	2,470,145
Depreciation and amortization	3,203	2,653	3,121	11,937	9,802
Selling and distribution expenses	63,729	58,204	66,183	245,472	235,523
General and administrative expenses	4,590	4,132	4,421	17,250	16,687
Other (income) expense, net	(92)	(124)	(186)	(493)	(2,173)
	692,192	659,008	776,298	2,830,551	2,729,984

Segment income	$15,145	$10,359	$22,684	$60,751	$56,679

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.8%	88.8%	88.0%	88.4%	88.6%
Depreciation and amortization	0.5%	0.4%	0.4%	0.4%	0.4%
Selling and distribution expenses	9.0%	8.7%	8.3%	8.5%	8.5%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	(0.1)%
	97.9%	98.5%	97.2%	97.9%	98.0%

Segment income	2.1%	1.5%	2.8%	2.1%	2.0%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014
Segment sales
Wood Products	$292,307	$317,019	$340,621	$1,282,113	$1,317,001
Building Materials Distribution	707,337	669,367	798,982	2,891,302	2,786,663
Intersegment eliminations	(123,109)	(124,340)	(148,023)	(540,000)	(529,932)
	$876,535	$862,046	$991,580	$3,633,415	$3,573,732

Segment income (loss)
Wood Products	$(2,263)	$23,483	$21,876	$64,221	$108,374
Building Materials Distribution	15,145	10,359	22,684	60,751	56,679
Corporate and Other (b)	(5,264)	(5,238)	(4,268)	(22,081)	(19,936)
	$7,618	$28,604	$40,292	$102,891	$145,117

Interest expense	(5,731)	(5,504)	(5,729)	(22,532)	(22,049)
Interest income	102	57	73	323	237
Income before income taxes	$1,989	$23,157	$34,636	$80,682	$123,305

EBITDA (a)
Wood Products	$8,828	$34,205	$32,925	$107,493	$149,831
Building Materials Distribution	18,348	13,012	25,805	72,688	66,481
Corporate and Other (b)	(5,097)	(5,179)	(4,189)	(21,712)	(19,756)
	$22,079	$42,038	$54,541	$158,469	$196,556

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2015	2014
ASSETS

Current
Cash and cash equivalents	$184,496	$163,549
Receivables
Trade, less allowances of $1,734 and $2,062	187,138	172,314
Related parties	1,065	821
Other	10,861	7,311
Inventories	384,857	394,461
Prepaid expenses and other	17,153	14,857
Total current assets	785,570	753,313

Property and equipment, net	402,666	368,128
Timber deposits	15,848	13,819
Goodwill	21,823	21,823
Intangible assets, net	10,090	10,183
Deferred income taxes	908	36,995
Other assets	11,701	9,075
Total assets	$1,248,606	$1,213,336

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2015	2014
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$159,029	$150,693
Related parties	1,442	1,743
Accrued liabilities
Compensation and benefits	54,712	66,170
Interest payable	3,389	3,298
Other	40,078	33,286
Total current liabilities	258,650	255,190

Debt
Long-term debt	344,589	294,266

Other
Compensation and benefits	93,355	156,218
Other long-term liabilities	17,342	15,274
	110,697	171,492

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,413 and 43,282 shares issued, respectively	434	433
Treasury stock, 4,587 and 3,864 shares at cost, respectively	(123,711)	(100,000)
Additional paid-in capital	508,066	502,739
Accumulated other comprehensive loss	(93,015)	(101,498)
Retained earnings	242,896	190,714
Total stockholders' equity	534,670	492,388
Total liabilities and stockholders' equity	$1,248,606	$1,213,336

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2015	2014
Cash provided by (used for) operations
Net income	$52,182	$80,009
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	57,197	53,052
Stock-based compensation	5,825	5,916
Pension expense	2,825	838
Deferred income taxes	30,883	10,705
Other	(1,837)	(1,589)
Decrease (increase) in working capital
Receivables	(18,182)	(20,277)
Inventories	9,604	(11,102)
Prepaid expenses and other	(985)	143
Accounts payable and accrued liabilities	6,822	15,418
Pension contributions	(54,257)	(12,071)
Income taxes payable	(2,589)	(7,766)
Other	(7,157)	(11,433)
Net cash provided by operations	80,331	101,843

Cash provided by (used for) investment
Expenditures for property and equipment	(87,526)	(61,217)
Proceeds from sales of assets and other	3,134	4,813
Net cash used for investment	(84,392)	(56,404)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	57,600
Payments of long-term debt, including revolving credit facility	—	(57,600)
Treasury stock purchased	(23,711)	—
Financing costs	(702)	(11)
Other	(579)	(128)
Net cash provided by (used for) financing	25,008	(139)

Net increase in cash and cash equivalents	20,947	45,300

Balance at beginning of the period	163,549	118,249

Balance at end of the period	$184,496	$163,549

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended December 31, 2015 and 2014, and September 30, 2015, and the years ended December 31, 2015 and 2014:

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014
	(in thousands)
Net income	$2,328	$15,741	$22,007	$52,182	$80,009
Interest expense	5,731	5,504	5,729	22,532	22,049
Interest income	(102)	(57)	(73)	(323)	(237)
Income tax provision (benefit)	(339)	7,416	12,629	28,500	43,296
Depreciation and amortization	14,461	13,434	14,249	55,578	51,439
EBITDA	$22,079	$42,038	$54,541	$158,469	$196,556

The following table reconciles segment income (loss) to EBITDA for the three months ended December 31, 2015 and 2014, and September 30, 2015, and the years ended December 31, 2015 and 2014:

	Three Months Ended			Year Ended
	December 31		September 30, 2015	December 31
	2015	2014		2015	2014

	(in thousands)
Wood Products
Segment income (loss)	$(2,263)	$23,483	$21,876	$64,221	$108,374
Depreciation and amortization	11,091	10,722	11,049	43,272	41,457
EBITDA	8,828	34,205	32,925	107,493	149,831

Building Materials Distribution
Segment income	15,145	10,359	22,684	60,751	56,679
Depreciation and amortization	3,203	2,653	3,121	11,937	9,802
EBITDA	18,348	13,012	25,805	72,688	66,481

Corporate and Other
Segment loss	(5,264)	(5,238)	(4,268)	(22,081)	(19,936)
Depreciation and amortization	167	59	79	369	180
EBITDA	(5,097)	(5,179)	(4,189)	(21,712)	(19,756)

Total Company EBITDA	$22,079	$42,038	$54,541	$158,469	$196,556

(b)
Prior to first quarter 2015, pension expense (which is primarily comprised of interest cost, expected return on plan assets, and amortization of actuarial losses) was recorded in each of our segments based on the associated individual employee roles and responsibilities. However, pension benefits are frozen for most employees and only a small number of hourly employees continue to accrue benefits. Therefore, management believes that recording pension expense in the Corporate and Other segment provides a clearer view of segment operating performance. In first quarter 2015, we made a change in our segment measurement method by recording all pension expense to the Corporate and Other segment. This change in measurement only impacts our segment disclosures, and thus it has no impact on our overall consolidated financial statements. Historical segment income (loss) and EBITDA has not been recast. For the three months ended December 31, 2014, $0.1 million of pension expense was recorded in each of the Wood Products and Building Materials Distribution segments. We recorded an insignificant amount of pension income in the three months ended December 31, 2015. For the year ended December 31, 2014, pension expense of $0.4 million and $0.3 million, respectively, was recorded in the Wood Products and Building Materials Distribution segments. Pension expense recorded in Corporate and Other was $2.8 million for the year ended December 31, 2015.